NOVEMBER 2, 2017 / 03:00PM GMT, LCII - Q3 2017 LCI Industries Earnings Call

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LCII - Q3 2017 LCI Industries Earnings Call

EVENT DATE/TIME: NOVEMBER 2, 2017 / 03:00PM GMT

NOVEMBER 2, 2017 / 03:00PM GMT, LCII - Q3 2017 LCI Industries Earnings Call

CORPORATE PARTICIPANTS
Brian Michael Hall LCI Industries - CFO
Jason D. Lippert LCI Industries - CEO & Director
Scott T. Mereness LCI Industries - President
Tyler Deur Lambert Edwards - Investor Relations

CONFERENCE CALL PARTICIPANTS
Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Steven Ramsey Thompson Research Group, LLC - Associate Research Analyst

PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Third Quarter 2017 LCI Industries Earnings Conference Call. (Operator Instructions) As a reminder, this conference call may be recorded.

I would now like to introduce your host for today's conference, Tyler Deur. Please go ahead.

Tyler Deur - Lambert Edwards - Investor Relations
Thank you. Good morning, everyone, and welcome to the LCI Industries 2017 third quarter conference call. I'm Tyler Deur with Lambert Edwards, LCI's Investor Relations firm, and I'm joined on the call today by members of LCI's management team, including Jason Lippert, CEO and a Director; Scott Mereness, President; and Brian Hall, CFO.

Management will be discussing third quarter results in just a moment. But first, they've asked me to inform you that certain statements made in today's conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties.

As a result, the company cautions you that there are a number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in the company's earnings release, in its annual report on Form 10-K and in its other filings with the SEC.

The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?

Jason D. Lippert - LCI Industries - CEO & Director
Thanks Tyler, and good morning everyone, and thanks for joining us on today's call. Explosive growth of the RV industry and share gains in our key markets continue to fuel another great quarter for LCI and we couldn't be prouder of our teams for what they've accomplished.

As we head into the last quarter of the year, the momentum LCI and the industries have going, is truly exciting.

Revenues in Q3 rose 35% to $555 million, up from $412 million in Q3 2016. Diluted earnings per share grew from $1.19 per share to $1.26 per share during the same period. We're putting up top and bottom line numbers that are second-best year on record and doing it at a time when labor and material environments are particularly challenging.

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Industry growth has created some capacity constraints, but I can tell you that we are among the best in the industry right now for on-time shipments. The explosive industry growth, tight labor market and rising raw cost in our key raw categories of steel and aluminum have had an impact on our business in the last couple of quarters.

But, we've taken measures to ensure that we continue toward target operating profit levels. Wage inflation has been significant as there are 25,000 more jobs than available workforce in Elkhart County.

Without our culture transformation and attrition initiatives in place, which has helped lower attrition from 65% this year to 38%, we would certainly be experiencing even higher labor costs. These initiatives required investment as we improved air quality at our welding plants, remodeled and expanded our facility break rooms, bathrooms and other common spaces, as well as added more amenities for all our team mates in all areas.

With respect to raw materials, we've seen aluminum spike 20% since last year, and steel input costs are up significantly as well. To help mitigate this, pricing increases were initiated in October 2017 and will continue through the first quarter of 2018.

In addition to pricing increases, we have made some labor adjustments to the G&A indirect lines that will help offset increases as well.

Altogether, we expect to see approximately a 1.9% increase in operating profit margin as a result. In addition, we've offset some of those cost increases with efficiency improvements through lean, automation and other continuous improvements.

When we see material and labor cost rise like we have, it always takes time to catch up as our job is to first mitigate what we can internally and then go to our customers once we've done all we reasonably can.

We continue to focus on lean and automation initiatives which have freed up another 155,000 square feet of manufacturing space and saved an estimated $9 million of manufacturing cost in 2017. At our last board meeting in September, our board approved the largest automation project we've ever presented, a fully automated 100,000 square-foot chassis processing facility that will revolutionize the way we manufacture our RV chassis, LCI's largest product line.

We believe that we can save the company over $30 million in manufacturing cost over a 5-year period, while greatly improving the quality of the chassis product, as well as the safety of our teams. Safety improvement is a huge opportunity as our chassis welding facilities are the most prone to safety incidents, due to the heavy use of steel products and complex welding.

As we approach 500,000 units in wholesale in 2017, September towable wholesale increased over 33% from the same period in 2016, and year-to-date shipments are right at 18%. Consumer confidence remains high, gas prices remain stable and consumer lending is readily available.

On another positive note, our largest customer Thor reported an increased towable RV backlog of $1.42 billion, up $681 million from the same quarter last year, which says a lot for the industry's momentum for the upcoming months.

While LCI and others have been talking about a target of 500,000 wholesale units shipped for the industry over the last couple of years, many are now talking about 600,000, due to the influx of younger -- a younger generation of buyers coming to our lifestyle, the strength of the overall market and economy, tax reform, positive trends in Canada wholesale and hurricane-related demand.

Also, RVIA and the OEMs have done a fantastic job highlighting the amazing lifestyle that RV's offer, as well as the affordability of entry-level units as new buyers come into the mobile lifestyle.

As we have every year for the last decade, LCI continues to increase content through innovation and existing product evolution and this is especially encouraging in a market where smaller units fueling this growth should yield smaller content results. Our sales, engineering and R&D teams through our fantastic and long-term customer relationships, continue to innovate new products and expand content, regardless of the trailer size and price point.

Many products have lifted our content growth. Noteworthy here, is our travel-trailer leveling system that offers one-touch leveling to the mass segment of towables. This exposes over 300,000 trailers to leveling, which prior to our launch, were not able to be touched by the leveling category. At approximately $1,000 in content each, this offers an immense opportunity for content growth.

Our Appliance division continues to produce additional content such as cameras, ovens, cook tops and fireplaces. These products could add hundreds in content per unit, with more large ticket new products expected to launch over the next couple of quarters. Our SolidStep product, which sells for more than twice the traditional RV step has taken the industry by storm. We are currently producing 1,500 of these steps, recently patented, every week since launching only 2 months ago.

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Our LCI technologies division continues to innovate and expand our OneControl connected RV platform. We introduced our cellular connectivity technology at Open House, which allows the RV owner to control and monitor certain functions from virtually anywhere they can get a cellular signal on their smart device. Mobile connectivity will only become more relevant as younger buyers enter the RV lifestyle and with our customized RV platform, LCI is in the driver's seat with this technology. We will debut several new OneControl features at Louisville, including our Wi-Fi cellular hotspot, which we believe will be a huge hit for our aftermarket division. So stay tuned.

In addition, we continue to see other content gains in many other product areas, including furniture, awnings, doors, chassis and slide-outs. We consider marine along with cargo and equipment trailers, heavy trucking, as well as commercial vehicles as adjacent markets. And growth in these markets continued to increase to $106 million in Q3, up 28% from Q3 2016, and totaled $310 million year-to-date. There are a number of product lines fueling this growth.

In Q2, we kicked off a number of school bus and rail-window projects and we're continuing to win share in these newer markets. Axle sales in the cargo trailer industry, continue to grow largely due to a newer partnership with a key distribution partner. We're also starting to gain traction with our window products in the construction and agriculture markets. The acquisition of Lexington, completed in May of this year, has a fantastic management team and already had -- has been a great addition to our Marine family. We acquired trailing 12-month sales of approximately $55 million, and expect Lexington to do close to $90 million in 2018, something we consider an absolute home run.

As you all know, we made a concerted effort to expand into the marine industry over the last 18 months acquiring 3 seating manufacturers. We continue to focus on the pontoon boat segment, which has rebounded approximately 10% annually since the industry's low point in 2008. Our sales for Marine is around $54 million year-to-date compared to $38 million in 2016.

Our strategic acquisitions coupled with product innovations has created the need for expansion and at the end of the year, we'll start moving those productions into a 700,000 square foot facility in Fort Wayne, Indiana. The new will allow us to keep pace with the current growth in the Marine market, as well as give us more capacity for RV production when needed. We've continued our growth in Europe, increasing sales to $17.8 million for the first 3 quarters of 2017 from $4.3 million in the same period last year. This increase is largely due to the acquisitions we have made over the year.

In August, we had the opportunity to showcase all our European products together for the first time at the caravan show in Germany. We are starting to see cohesiveness with our teams overseas, and as we continue to make acquisitions and develop new products for the European caravan market, the LCI story becomes easier to tell. The European OEMs are becoming more familiar with our brand and their eagerness to let us innovate for them is starting to show.

Our aftermarket segment experience continued positive growth in the last quarter, up over 34% from Q3 2016 to almost $49 million in Q3 2017 and $130 million year-to-date. Sales increases are largely due to the continued effort of our warehousing, sales and marketing teams that continue to build a compelling story for our existing OEM products in the RV aftermarket. Equally as important, demand is largely created, as we put over

$1.4 billion in serviceable RV parts into RVs every year. Replacement parts are a huge part of our aftermarket success and as the industry grows, so will the amounts of serviceable components we put into the RVs hitting the road.

Our teams have done an amazing job of establishing a call center and channels for all key partners, which really allow us to turbo charge add-on programs, like furniture, mattresses, jacks, steps and awnings. There is a constant demand for these products, in an effort to make what's old, new again, and we have a great selection of products to upgrade the interior and exterior of the several million RVs already on the road. We're just scratching the surface of this opportunity and expect continued great success on the top and bottom lines on our aftermarket business.

The acquisition pipeline remains strong and very encouraging across all our markets. We are actively engaged with several companies that would make great additions to the LCI family. The acquisitions that we are now considering have revenues in all our key markets, showing our continued focus on the North American RV market, the adjacent markets, after markets and European RV market.

Since we're receiving some questions about FEMA-related sales, I'll take a moment to touch on the current environment that the hurricanes have brought over the last quarter. At this point, all I can say is that, the impact of these storms will likely prolong the current selling cycle that we are already in. Most of the RV-related consumption here are spot buys at the dealers, allowing those dealers to clean up old inventories fast, as well as some FEMA bids sent to dealers.

Definitive orders have showed up on the manufactured housing side of our business to the tune of approximately 7,500 homes that several manufactures started production on in October, continuing on through the first quarter of next year.

I want to thank all our teams and customers for another great quarter. We are confident in our ability to continue our top and bottom lines and up

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into the right trend, as we have over the last 20 years. It takes capable and motivated team members to allow us to have this kind of growth and success. We are so thankful to our great customer partners and we couldn't be prouder of our 9,000 plus team members in our company for what's been accomplished this year. I'll now turn to Brian Hall, our CFO, to discuss Q3 financial results, and then we'll follow up with questions.

Brian Michael Hall - LCI Industries - CFO
Thank you, Jason, and good morning to everyone joining us on the call. Over the next few minutes, I will provide some additional color regarding the financial results, as well as point out some highlights of our cash flows and financial position.

Our consolidated net sales for the third quarter of 2017, increased approximately 35% to $555 million, a quarterly record and an increase from the second quarter of 2017, which is typically our strongest quarter. It is important to note that 83% of our sales growth was organic, with the remainder coming from acquisitions.

Sales to RV OEMs, our largest customer base, grew at 36% compared to the third quarter of 2016. The RV industry continued to show strong growth, as wholesale shipments of towable RVs and motorized RVs increased 26% and 13%, respectively.

Sales to other OEMs outside of RV, grew at 28% to $106 million for the quarter, while our aftermarket segment increased sales at over 34% to $49 million for the quarter.

Acquired revenues were approximately $24 million of the $142 million of consolidated net sales growth, primarily affecting net sales to the adjacent industries and motorized RV business categories. Motorized RV content per unit for the 12 months ended September 30, 2017, increased over $195 to $2,152 per unit, while towable RV content per unit increased $147 to $3,172 per unit. It is important to note that the year-over-year increase in towable content per unit is the greatest that it has been in over 7 quarters. Growth in furniture, awnings, appliances and leveling were key contributors to the increase, partially offset by the continued shift towards more entry-level products, which tend to carry less content per unit.

Our consolidated net sales for the year-to-date period increased 25% to over $1.6 billion. Net sales for the trailing 12 month period have now exceeded $2 billion, an important milestone for our company. 84% of the year-to-date sales growth was organic, with the remainder, almost $59 million, coming from acquisitions.

International sales increased 113% through acquisitions, as well as organic export growth, and now accounts for over 2.6% of our consolidated net sales. Sales of appliance and electronic products also increased significantly, growing over 88% and is now approximately $148 per towable unit, out of an estimated potential of over $2,000 per towable units.

Q3 diluted earnings per share increased to $1.26 per share compared to $1.19 per share in Q3 of 2016. The increase in profit resulted from incremental sales, partially offset by increases in labor and material costs. Material costs, primarily steel, aluminum and foam, have increased significantly during the first 9 months of 2017. Aluminum costs have increased over 20% when compared to Q3 of 2016, and it's the company's second-largest sourced commodity.

Our material costs were higher during the third quarter, even when compared to the second quarter of 2017. As Jason indicated previously, labor costs have increased when compared to first half of 2016, but it's somewhat stabilized when compared to the latter half of 2016. However, they continue to remain a focus as the RV industry produces at all-time highs. These costs include increased wages and investments in leadership, employee talent and retention, to support our growth plans and maintain our on-time deliveries.

We continue to remain focused on lean, automation and attrition initiatives to combat these challenges. The company has also enacted a number of additional cost savings initiatives. These initiatives along with the customer price increases are expected to improve operating income by approximately $38 million annually on a current run-rate basis, which would add 190 basis points of margin.

The third quarter also included severance charges, which negatively affected earnings per share by $0.03 per diluted share. SG&A cost totaled $72 million, excluding the severance cost recognized in the quarter, an increase of approximately $4 million from the previous Q2 2017 quarter. $1.5 million of the $4 million increase relates to an increase in selling and transportation cost, which tend to be variable with net sales.

The remaining $2.5 million increase is primarily the result of fair value adjustments relating to commodity hedges and earn-out liabilities and increases in depreciation and amortization.

The effective income tax rate for the quarter was 32.5% compared to the year-to-date effective rate of 31.7%. The rate was favorably impacted by excess tax benefits from equity-based compensation. Noncash depreciation and amortization increased over $6.1 million, while noncash stock-

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based compensation increased over $3.6 million year-to-date 2017, compared to the prior year.

Our return on invested capital remains strong at just over 36% on an LTM basis, and reflects our team's focus on investments with high return. The company's financial position and cash flow remains strong, while using $68 million in cash for business acquisitions, $60 million for capital expenditures and returning $37 million to shareholders in the form of dividends, we ended the quarter with a net debt position of $30 million at September 30.

This position along with the borrowing availability under our credit facility, position us well for future investments. That is the end of our prepared remarks. Charlotte, we are ready to entertain questions. Thank you.

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QUESTION AND ANSWER

Operator
(Operator Instructions) Our first question comes from the line of Greg Badishkanian from Citi.

Unidentified Analyst
Hey guys, this is actually Fred Wightman in for Greg. We were hoping you could just sort of walk us through the timing of that $38 million benefit that you guys outlined. It sounds like the pricing should be enacted by 1Q '18. But if you could just sort of help us think about those benefits from a timing perspective that would be great?

Scott T. Mereness - LCI Industries - President
Sure, Fred. So this is Scott. From a timing perspective, the majority of the increases will go in effect in Q4 with an increasing -- in an increasing fashion, almost fully realized in the Q1 income statement.

Unidentified Analyst
Okay. And then if we look at sort of -- are you guys confident this is really just a lag in pricing, given sort of the way the contracts are structured? Or are you seeing more pushback from OEMs, given consolidation or is it something else?

Jason D. Lippert - LCI Industries - CEO & Director
Yes, I mean -- this is Jason, Greg. We're coming into the call and we've already got our price increases laid out with our customers. I mean like I said in our prepared remarks, you know when pricing spikes and when material cost spikes, there's always a lag. I mean every single time through the 23 years I've been with the business, when material cost spikes, it is a lag to get to the customers. We've got to find out, how real it is? And we have to make sure that we're doing everything we can internally to mitigate some of those costs, so that we're not going to our customers with all of that. That usually takes a quarter or two and it did this time. But we're coming into the call with all the pricing baked in for the Q4 and Q1. So we're not coming, saying hey, look, we've got to go figure out how we're going to get it. So hopefully, that helps, the hard part of it is over. But what we have to keep focused on is materials and where they're trending through the course of next year and we'll keep you updated as we go along.

Unidentified Analyst
Makes sense. And then the last one. Just as we start to get some more details about potential corporate tax reform. How are you guys thinking about that? What type of a benefit could you see? And what would you do with any of the increased cash?

Brian Michael Hall - LCI Industries - CFO
Yes, I mean, we're certainly -- this is Brian. We are looking at -- we don't have a lot of cash locked up outside of the country. So that is certainly something we're looking at, but that's not a significant piece of it. Otherwise, we're looking at what the effective rate would be? What we would do with the additional cash? I think would be to continue to execute on our current capital deployment strategy, which is a focus on higher returns and looking at acquisitions and capital expenditures, the continued focus on automation projects, that would certainly free up some capital to do those types of investments.

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Unidentified Analyst
Great, thank you.

Operator
Our next question comes from the line of Kathryn Thompson from Thompson Research Group.

Steven Ramsey - Thompson Research Group, LLC - Associate Research Analyst
Hey guys, this is Steven Ramsey on for Kathryn. Just a few quick questions. You called out on gross margins, the raw materials and aluminum. Is there any way you could quantify any other materials that were major drivers or the labor impact?

Brian Michael Hall - LCI Industries - CFO
When it comes to -- this is Brian. When it comes to materials, I don't have the details in front of me, but foam is another one that we continue to call out, as our furniture business has continued to grow. So that would be another one in addition to steel and aluminum. We use a lot of foam, with both the Marine side and the RV furniture side of our business. And as you look at -- we've talked over the past few quarters about materials and labor and maybe what that mix might look like, they're fairly equal in magnitude, maybe it leans a little bit more 60-40 to the materials versus labor.

Steven Ramsey - Thompson Research Group, LLC - Associate Research Analyst
Excellent. And then thinking about modeling aftermarket margins, is there any way you could help us think about the trajectory there?

Brian Michael Hall - LCI Industries - CFO
One thing I would say because we've had some questions around this on a few different quarters. The margins in that business seem to be a little volatile and a lot of that is given the high-growth rate and change in customer mix. We certainly find that whether we're selling to retail dealers versus wholesale distributors. There's different margin profiles and their buying habits tend to be a little bit lumpy. So that -- as far as projecting future margins, that certainly comes into play. Another item would be the -- just the significant investments that we're making in the infrastructure for that business and growing 30% plus year-over-year. You know to build out the customer service group that you need to support that is a continued focus to us.

Scott T. Mereness - LCI Industries - President
I think, long term -- this is Scott. I think long-term, we've maintained on previous calls that our aftermarket business would be marginalized, would be anywhere from 50% to 100% greater than our OEM margin. And when you look at this year's results and even the quarter's results, it's not a whole lot off of the low end of that projection. So I think long-term, we expect it to be higher than our OEM business. And like Brian said due to the investment and mix and building that out, little bit less than it was a year ago, but we're still happy with how it's expanded as compared to our OEM margins.

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Steven Ramsey - Thompson Research Group, LLC - Associate Research Analyst
Excellent. Then the last question. On the content growth this quarter, last couple of quarters, can you kind of help us think about how much of that was driven organically? And how much was driven by M&A?

Scott T. Mereness - LCI Industries - President
So 83% of our revenue growth was organic and 17% was through M&A.

Brian Michael Hall - LCI Industries - CFO
And when you're looking at the towable -- if you try to break it down between towable and motorized, towable is almost all organic growth where motorized has got some -- some motorized business that we picked up from the Lexington acquisition.

Steven Ramsey - Thompson Research Group, LLC - Associate Research Analyst
Excellent, thank you.

Operator
Our next question comes from the line of Daniel Moore from CJS Securities.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Good morning, thanks for taking questions. Couple have been touched on, but maybe switching gears. If we think about just capital allocation. Brian, you touched on it, you know largely it's been dividends and of course M&A. Wondering, if you've had any discussions about potentially adding share repurchases to the mix, given the strength of the balance sheet, exceptional cash flow to be opportunistic and maybe when you hit little speed bumps like we did this quarter?

Brian Michael Hall - LCI Industries - CFO
Yes, Dan, we continue to have open dialogue with the board and look as an option for deployment. But we look at it no different than we look at the other investments that we have in the pipeline, whether it be an acquisition or a CapEx item and what kind of return we think we can get on it. So certainly, we're looking at it. But we've got a lot of opportunities in the other categories as well. So we continue to focus it, where we think we can get the best return.

Jason D. Lippert - LCI Industries - CEO & Director
And if you look at the Top 3 categories in dividends, acquisitions and internal CapEx, we've got plenty of opportunities there over the next 12 to 18 months. So ...

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Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Very helpful. Along those lines, I know you don't want to get into 2018 guide yet, but just as you think about building out capacity, updated figures for CapEx this year, do we expect similar levels next year in '18? Might that move a little bit higher? Your thoughts here?

Jason D. Lippert - LCI Industries - CEO & Director
We'll probably likely update you in Q4, that's probably the best answer right now.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Got it. And acquisition pipeline, you've got another selling season in Europe here. Have you gained enough traction at this point to warrant maybe some additional aggressiveness? Or how comfortable are you from here continuing to seek out and build out acquisitions in that market?

Scott T. Mereness - LCI Industries - President
Yes, so we now have 3 businesses that we own in Italy and over 200 team members there. So first and foremost, we've got a great base of companies that we're working with and they're growing, organically growing the businesses now. So we are pleased with the organic growth that they've been able to achieve, since we've acquired them. Furthermore, in terms of the acquisitions, it definitely -- there's a lot of opportunities in Europe. And again, we're taking our time, analyzing where we want to be and how quickly we want to move there. As you've seen over the last 18 months, we for sure have dipped our toe in the water and moved slowly in terms of size and the number of deals that we've done over there. But we -- we're optimistic that, that business over there is up double-digits this year and expected to be up double digits next year in terms of the industry. So things are just as positive over there as they are in the United States. So it's part of the pipeline. And then flipping back to the North American pipeline, a similar type story. So we're looking at deals like Jason said in his prepared remarks, we're looking at deals across all of our parts of the business. And we're excited -- we didn't close a deal in Q3, but we're actively looking at lots of different opportunities. So stay tuned.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Very helpful. Lastly and then I'll jump out. You gave a lot of content details, just maybe update us on the penetration in leveling devices in towables? And maybe a reminder of what the -- where we are now and what the total market opportunity looks like there?

Jason D. Lippert - LCI Industries - CEO & Director
Sure. This is Jason. The penetration in towables is, we've almost completely penetrated to the fifth wheel market, which is approximately 20% of the total towable volume. So our big opportunity in travel trailer leveling is with the 300 plus thousand towable units that don't have leveling today. So we penetrated about 10 brands and still early innings. It's a big ticket item for some of these low-cost trailers. So they're not making this decision as quickly as some of the fifth wheel brands did, that could afford it, a little bit easy -- a little bit more easy. So it's definitely retail driven, there's a lot of retail chatter out there about just simplifying set up through having leveling systems on trailers. So we'll see more and more. We're the front-runner in that race, we've really got the premiere system there. And we'll continue to see it grow.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Appreciate the color.

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Operator
Our next question comes from the line of Craig Kennison from Baird.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Good morning guys, thanks for taking my question as well. I just wanted to go back to margin and make sure I understand maybe a change in commentary. I think on the last call, you were hopeful that you would get half of the benefit of the price increase in Q3 and then the full benefit in Q4. And it sounds as though you're going to get all of the benefit you thought, but it'll stretch into Q1 of next year. And just curious, if there was a change in the rate that customers accepted that price increase? Or some other dynamic?

Jason D. Lippert - LCI Industries - CEO & Director
Yes, Craig its Jason. I'll tell you a couple of things. First, yes, the rate of acceptance was a little slow, but we introduced another pricing increase since Q2. So the reason why we're saying more of a Q4, Q1 load was the price increase that we announced in Q2 was relatively a small one. And we announced a bigger one later in Q2, that we're announcing on this call. So bring everybody up to speed anyway. So that's probably part of the confusion.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Okay. That helps. And then, I think you've talked about a margin target in the 11.5% to 12.5% range. And just wondering if you could put that into context of the 190 basis points in margin expansion you expect. Just looking at 2018, should we be inside of that 11.5% to 12.5% range, once we get the full benefit of this 190 basis point increase?

Scott T. Mereness - LCI Industries - President
So yes, for full year 2017, so far we're 10.6% in terms of operating margin. If you look at, again, it's a big if, so people need to understand that materials definitely are volatile and so we have to look at that. But if everything else was equal, we look at kind of a full year number this year, adding to that the 1.9. So we definitely feel that we could be for sure in that range, maybe towards the higher end of that range. So I think somewhere between 12% to 12.5% might be acceptable.

Jason D. Lippert - LCI Industries - CEO & Director
I tell you Craig, this is Jason. We definitely got the volume headed into the next several quarters. And we had a customer give us their forecast, just the other week and -- it was about represented about 18% of the total RV market. And their forecast was up about 29% from now till May. So those are -- that's a significant jump. The volumes going to be there. We spent a lot of time adjusting capacity, adding capacity, adjusting our labor force to prepare for that, and be best situated from a bottom line standpoint. And we acted swiftly on the pricing changes and the volatile raw materials we saw through Q2 and into Q3. So I'd say with those things, that we're really well prepared to get to the target operating profit that we talked about last quarter over the next 12 to 18 months, 11.5% to 12.5%.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
And then finally, you commented on an automation project that looks exciting. Maybe talk about how that could unfold in 2018? Will we get 1/5

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of that benefit, if you will, that $30 million benefit in 2018? And then, is this a precursor to other projects that you could undertake?

Scott T. Mereness - LCI Industries - President
So -- this is Scott, Craig. So the project is going to take close to or just over a year as far as the equipment and the building to be built and equipment to arrive. So it's really from a timing standpoint more of a 2019 project. So the expected benefits from the project will be more realized in 2019. Jason's cash-flow numbers on the project probably were on the conservative side, if you wanted to take a little bit, it's going to be at least that. If you wanted to take a little bit more aggressive approach, it could be a little bit better. So it could be maybe payed back in 3 to 4 years as opposed to 5. But it's a huge project, we're being conservative about it. We've got a world class external partner that's helping us build and implement this system. So we've got -- we feel like we've dotted I's and crossed T's in terms of risk management, by selecting a great partner outside, we've got a dedicated team inside. So we feel like the project will be managed well and the risk -- the downside risk of anything found or hampering the benefits will be minimized, because we have great teams internally and externally working on the project. And then, looking at other larger projects, we definitely feel like -- so if you take a step back and you look at our lean progression over the last 4 or 5 years, we've started with things like floor space -- square footage saving, trying to condense what we're doing on the shop floor. Then we started looking at small projects, less in complexity that would be using a baseball term, given the World Series last night, singles and doubles, now we're getting into triples and home runs, just in terms of size and benefits. And I think that's where our shareholders probably expected us to be a few years ago. We took our time. We made sure that we were conservative in how we rolled out our lean culture and the projects that we took on in the early years. And we feel like our team is much more experienced at looking at these larger projects. So each of our major product lines are looking at, what can they do additionally ala a bigger project to drive increased margin at the bottom line and help redeploy employees to other parts of the business, given the fact that our

October sales were up 40%. We have the continued need of more people. So any automation project gives us a benefit of redeployment of people into other parts of our business.

Jason D. Lippert - LCI Industries - CEO & Director
And Craig, we have done a lot of smaller robotics projects, more than we've ever done in previous years. And as we continue to have more and more success there, we get more and more comfortable to implement more. And that's one of the reasons that our CapEx numbers were up a little bit this year, just because of capacity as in automation and lean.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Got it, thank you.

Operator
(Operator Instructions) Our next question comes from the line of Steve O'Hara from Sidoti.

Unidentified Analyst
This is Frank (inaudible) on for Steve. I just had a follow-up on the margins. I know you mentioned some of the input cost. But I was just wondering what we can expect for gross margins for the full company going forward?

Jason D. Lippert - LCI Industries - CEO & Director
Sorry, can you repeat the question again, Frank?

NOVEMBER 2, 2017 / 03:00PM GMT, LCII - Q3 2017 LCI Industries Earnings Call

Unidentified Analyst
On the gross margins, you mentioned some of the input costs are higher and the lag behind that. So I was just wondering if you can break out maybe for the rest of the year, and then heading into 2018, where we can expect on a gross margin basis?

Jason D. Lippert - LCI Industries - CEO & Director
Well without -- without getting too particular, we expect the brunt of the increases to hit in Q3 and Q1 -- I'm sorry, Q4 and Q1. And you know we've said that it's about 1.9% improvement in operating profit, when you look at the totality of the increases and the labor improvements that we've made in total. So, does that help?

Unidentified Analyst
Yes. That's great. And then I just had a quick other one on acquisitions. Is there any one area that you guys would look to focus on? Or is it -- I know you've mentioned spread across the board, if there was one area to focus because you talked about...

Jason D. Lippert - LCI Industries - CEO & Director
Well I can tell you that, with our RV content and the concentration that we've got in market share in RVs, we're looking more towards our adjacent markets, aftermarkets and European RV market industries to focus on acquisitions. The RV market in North America will continue to provide opportunities here and there, but there's a significant number of opportunities in the other markets and industries that we're in.

Unidentified Analyst
Great, thanks.

Operator
Thank you. And at this time, I'm not showing any further questions. I would like to turn the call back over to Jason Lippert for any closing comments.

Jason D. Lippert - LCI Industries - CEO & Director
Yes, I would just like to remind everybody that over the last 20 years, all of us that've been been with the business. There's been a constant up and to the right trend with revenues, profits and content improvement. And I attribute a lot of that to the fact that we've got a long-term management team with the business and we're going to continue to focus on the long-term strengths of our strategies. So thanks everybody for being on the call and we'll talk to you in the next quarter. Thanks.

Operator

NOVEMBER 2, 2017 / 03:00PM GMT, LCII - Q3 2017 LCI Industries Earnings Call

Ladies and gentleman, thank you for participating in today's conference. This does concludes the program, and you may all disconnect. Everyone, have a great day.

Operator
Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may all disconnect. Everyone, have a great day.

Editor
Forward-Looking Statements

This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

NOVEMBER 2, 2017 / 03:00PM GMT, LCII - Q3 2017 LCI Industries Earnings Call

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